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Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-104488

         PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus and Prospectus Supplement dated August 8, 2003)

$4,500,000,000
Tyco International Group S.A.
2.750% Series A Convertible Senior Debentures due 2018
3.125% Series B Convertible Senior Debentures due 2023

        Fully and unconditionally guaranteed by and convertible into common shares of

        This prospectus supplement supplements information contained in the prospectus and prospectus supplement dated August 8, 2003, covering the resale by the selling securityholders of our 2.750% Series A Convertible Senior Debentures due 2018, our 3.125% Series B Convertible Senior Debentures due 2023 and the Tyco common shares issuable upon conversion or repurchase of the debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the debentures are set forth in the prospectus.

Investing in the debentures and our common shares involves risks. See "Risk Factors" beginning on page S-2 of the prospectus supplement dated August 8, 2003, and on page 6 of the prospectus dated August 8, 2003.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2003

SELLING SECURITYHOLDERS

        The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

        The table below supplements or amends the table of securityholders contained on pages S-12 through S-20 of the prospectus supplement dated August 8, 2003. Where the name of a selling securityholder identified in the table below also appears in the table in the previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the previous prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before August 15, 2003. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

Name	Aggregate Principal Amount at Maturity of Series A Debentures that May be Sold	Percentage of Series A Debentures Outstanding	Aggregate Principal Amount of Maturity of Series B Debentures that May be Sold	Percentage of Series B Debentures Outstanding	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Underlying the Debentures and Offered Hereby (2)	Percentage of Tyco Common Shares Outstanding (3)

Akanthos Arbitrage Maste Fund, L.P.	20,000,000	*	—	*	—	877,840	*
Bear, Stearns & Co. Inc.	14,950,000	*	—	*	—	656,185	*
Cheyne Leveraged Fund LP	13,587,000	*	—	*	—	596,361	*
Conseco Annuity Assurance Multibucket Annuity Convertible Bond Fund	1,500,000	*	3,050,000	*	—	206,083	*
Conseco Fund Group Conseco Convertible Securities Fund	200,000	*	600,000	*	—	36,368	*
Dylan (IMA) Ltd.	6,000,000	*	—	*	—	263,352	*
John Deere Pension Trust	—	*	2,000,000	*	—	91,964	*
Lydian Global Opportunities Master Fund Ltd.	5,000,000	*	—	*	—	219,460	*
Lydian Overseas Partners Master Fund	68,000,000	2.27%	—	*	—	2,984,656	*
Mellon HBV Master Multi-Strategy Fund LP	250,000	*	—	*	—	10,973	*
Onyx Fund Holdings, LDC	27,500,000	*	—	*	—	1,207,030	*
Pacific Funds—Putnam Equity Income Fund	5,000	*	—	*	6,493	219	*
Pacific Life Insurance Company—Pacific Select Fund Equity Income Portfolio	55,000	*	—	*	82,150	2,414	*
Polaris VegaFund L.P.	1,000,000	*	—	*	—	43,892	*

S-1

Putnam Convertible Income-Growth Trust	15,000,000	*	—	*	209,000	658,380	*
Putnam Equity Income Fund	1,115,000	*	—	*	1,642,328	48,940	*
Putnam Variable Trust—Putnam VT Equity Income Fund	1,000	*	—	*	10,892	44	*
SAM Investments LDC	100,000,000	3.33%	—	*	—	4,389,200	*
Sunrise Partners Limited Partnership	21,500,000	*	14,775,000	*	47,525	1,623,064	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Limited	10,000,000	*	5,000,000	*	—	668,831	*
Univest Convertible Arbitrage Fund Ltd.	96,000	*	—	*	—	4,214	*
White River Securities L.C.C.	14,950,000	*	—	*	—	656,185	*
Worldwide Transactions Ltd.	1,773,000	*	392,000	*	—	95,845	*
Xavex Convertible Arbitrage 4 Fund	280,000	*	—	*	—	12,290	*

All other Holders of debentures or future transferees, pledgees, donees, assignees or successors of any such holders	455,268,000	15.18%	85,902,124	5.73%	—	23,932,583	1.20%

Total(4)(5)	3,000,000,000	100.00%	1,500,000,000	100.00%	17,248,724	200,649,150	10.05%

S-2

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$4,500,000,000 Tyco International Group S.A. 2.750% Series A Convertible Senior Debentures due 2018 3.125% Series B Convertible Senior Debentures due 2023
SELLING SECURITYHOLDERS